EXHIBIT 99.1

Contact:
Date: September 11, 2007	David Hirasawa
Release: IMMEDIATE	American Skiing Company
Investor and Media Communications
435-615-0396
American Skiing Company Files Notice of Dissolution
Trading of common stock expected to cease after September 12, 2007
PARK CITY, UTAH — September 11, 2007 — American Skiing Company announced that on September 10, 2007, the Company filed a Certificate of Dissolution with the Delaware Secretary of State in accordance with its previously announced plan of complete dissolution and liquidation. The dissolution will become effective as of 12:01 a.m. on September 13, 2007. Trading of the Company’s stock on the OTC Bulletin Board will also cease after September 12, 2007. Holders of the Company’s stock are advised that as a result of the cessation of trading on the OTC Bulletin Board, the ability to transfer, sell or purchase the Company’s common stock will be severely limited after September 12, 2007. Upon effectiveness of the dissolution, the Company will close its stock transfer books and discontinue recording transfers of its stock on its books, except by will, intestate succession or operation of law.
Holders of the Company’s common stock are not expected to receive any payment or distribution with respect to their shares pursuant to the Company’s plan of dissolution. Additional information regarding the Company’s plan of complete dissolution and liquidation is available on Form 14-C, filed with the Securities and Exchange Commission on July 2, 2007, also available on the Company’s web site at www.peaks.shareholder.com.
About American Skiing Company
Headquartered in Park City, Utah, American Skiing Company is in the process of complete dissolution and liquidation. More information is available on the company’s web site, www.peaks.com.
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the failure to satisfy any of the conditions to closing of the purchase agreement relating to The Canyons, or the buyer’s refusal to close for such agreements, and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.
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